Exhibit 10.1

TEMPORARY OCCUPANCY AGREEMENT

This Temporary Occupancy Agreement (this “Agreement”) is made and entered into effective as of the 1st day of September, 2021 (“Effective Date”) by and between International Paper Company, a New York corporation (“OWNER”), and Sylvamo North America, LLC, a Tennessee limited liability company (“OCCUPANT”), on the following terms:

AGREEMENTS:

OWNER hereby agrees to allow OCCUPANT to enter upon, occupy and use the premises defined to be approximately 40,493 usable square feet (the “Premises”) of an approximately 210,000 square foot building owned by OWNER (the “Building”) located at 6400 Poplar Avenue, Memphis, Tennessee, 38197, Tower I, Floors 8 and 9 said Premises and Project being further designated on Exhibit A, attached hereto and incorporated herein for a period of time commencing on September 1, 2021 (“Commencement Date”) and continuing through March 31, 2022 (“Term”). Thereafter, at OWNER’S discretion and subject to OWNER’S sole approval, the Term may renew on a month-to-month basis until OCCUPANT receives a certificate of occupancy or other approval indicating OCCUPANT’S new headquarters is ready for use and possession. The Premises shall be used solely for office use.

For and in consideration of the grant by OWNER to OCCUPANT of the right to enter, occupy and use the Premises, OWNER and OCCUPANT hereby covenant and agree as follows:

1. Insurance. Prior to entry onto the Premises, OCCUPANT shall deliver to OWNER an insurance certificate from OCCUPANT’s insurance carrier or insurance agent/broker, satisfying the following requirements:

(a)	The insurance certificate must reflect minimum insurance coverage as follows:

(i)	Worker’s Compensation Insurance, in minimum statutory limit amounts for the State of Tennessee;

(ii)	Employer’s Liability Insurance, in an amount not less than $500,000;

(iii)	General Liability Insurance in the amount of not less than $1,000,000, combined single limit coverage per occurrence; and

(iv)

Commercial Property Insurance covering full replacement cost of OCCUPANT’s property. Such insurance shall include a waiver of subrogation by the insurer and all rights based upon an assignment from its insured, against the OWNER, its officers, directors, employees, managers, agents, invitees, and contractors in connection with any loss or damage thereby insured against.

(b)	OWNER shall be named as an “Additional Insured” to the extent of the indemnification required of OCCUPANT hereunder on the above-described general liability policy.

(c)	OWNER agrees to obtain and maintain commercial property insurance covering the full replacement cost of the Building.

2. Indemnification.

(a) OCCUPANT hereby agrees at OCCUPANT’s cost, to defend, indemnify and hold OWNER, its trustees, officers, agents and employees, harmless from and against any and all claims, actions, liabilities, losses, costs (including reasonable attorneys’ fees) and demands for personal injury, including death of persons (including the officers, agents and employees of OCCUPANT and OCCUPANT’s contractors, subcontractors and materialmen, regardless of tier), and/or for destruction of or damage to property, to the extent any such injuries, deaths or damages to property are caused or contributed to by the negligence or willful misconduct of OCCUPANT (including any of the officers, agents or employees of OCCUPANT, and any of OCCUPANT’s contractors, subcontractors or materialmen), and arise out of, as a result of or in connection with the negligence or willful misconduct in the entry, occupation or use of the Premises or the Project by OCCUPANT, or the performance of any work performed by or contracted for by OCCUPANT in the Premises. OCCUPANT further covenants and agrees to indemnify, defend and hold OWNER harmless from any and all mechanic’s and materialmen’s liens and/or claims of any contractors, subcontractors or materialmen claiming by, through or under OCCUPANT with respect to any work performed, or labor, materials or supplies provided, in connection with any work performed by or for OCCUPANT on or with respect to the Premises or the Project.

(b) OWNER hereby agrees at OWNER’s cost, to defend, indemnify and hold OCCUPANT, its trustees, officers, agents and employees, harmless from and against any and all claims, actions, liabilities, losses, costs (including reasonable attorneys’ fees) and demands for personal injury, including death of persons (including the officers agents and employees of OWNER and OWNER’s contractors, subcontractors and materialmen), and/or destruction of or damage to property, to the extent any such injuries, deaths or damages to property are caused or contributed to by the negligence or willful misconduct of OWNER (including any of the officers, agents or employees of OWNER, and any of OWNER’s contractors, subcontractors or materialmen), and arise out of, as a result of or in connection with the ownership or entry into the Premises or the Project by OWNER, or the performance of any work performed by or for OWNER on the Premises.

3. Rent and Operating Expenses. In consideration for OCCUPANT’s right to use the Premises for the Term as herein provided, OCCUPANT shall pay to OWNER a gross monthly rent in the amount of One Hundred Eighty Thousand, Six Hundred Sixty-Six and 67/100 Dollars ($180,666.67) (“Rent”) to be due and payable to OWNER on or before the first day of each calendar month. Gross Monthly Rent shall be prorated daily for any portion of a month included in the Term. Rent shall be sent or delivered to OWNER at the address set forth below.

4. Access to Premises.

(a) From and after the Commencement Date, OCCUPANT, its agents, employees, invitees, and guests shall have access to the Premises and reasonable ingress and egress to common and public areas of the Building twenty-four hours a day, seven days a week; provided, however, OWNER, by reasonable regulation and on reasonable prior notice to OCCUPANT, may control such access as needed for making repairs and alterations, provided such control minimizes interference with such access. OCCUPANT shall be responsible for providing access to the Premises to the agents, employees, invitees and guests after business hours and on weekends and holiday, but in no event shall OCCUPANT’s use of and access to the Premises during non-business hours compromise the security of the Building.

(b) Owner shall have the right, at all reasonable times and upon reasonable prior notice to OCCUPANT’s designated representative, either itself or through its authorized agents, to enter the Premises (i) to make repairs, alterations or changes as OWNER deems reasonably necessary, (ii) to inspect the Premises, mechanical systems and electrical devices, and (iii) to show the Premises to prospective mortgages, purchasers or Occupants. In addition to the foregoing, OWNER shall have the right to enter the Premises at any time without notice in the event of an emergency.

5. Common Areas. OCCUPANT and its employees, guests, contractors or any other visitors shall be entitled to park in the parking areas at the Project.

6. Facility Services. OWNER will provide the following services to OCCUPANT subject to change in Landlord’s reasonable discretion:

(a)

Facility/Maintenance Services- Owner will provide basic facility maintenance services typical in office leases such as repairs for HVAC, lights, water leaks, and other building maintenance involving the fixtures, furniture and equipment in the Premises.

(b)

Information Technology Services: IT services shall include network switches, wiring and jacks, access to HP-managed printers, wireless access points, WAN and Internet Access, IT support of existing Telepresence video conference units, IT support of existing conference room a/v (monitors, wireless presentation, etc.), and in-building cellular services for AT&T and Verizon.

(c)	Health Services-Nurses are on site Monday through Friday, 9:00 a.m. to 5:00 p.m. for emergency needs only.

(d)

Mail & Parcel Processing Services. Owner will receive and deliver to Occupant at a designated location. Owner will meter outgoing U.S. Mail for Occupant (such charges to be paid by Occupant). Owner will also receive and deliver any exchange of mail between Owner and Occupant. Occupant will be responsible for preparing labels and packages for outgoing packages for FedEx and UPS, but may drop packages off with Owner for pickup by such carriers. Postage for and large outbound distributions are not included in mail services and will be charged to Occupant separately.

(e)	Printing & Bindery Services Occupant may submit large printing jobs to the printing center Occupant will be charged separately for the costs of any print job(s) performed in the printing center.

(f)

Security Services. Security Services shall include employee and visitor badging, stationary and roving security guards, Memphis Police Department roving patrols, and emergency response to security matters. Occupant will instruct its employees to apply for a security badge and upon application, Occupant employees will receive a badge, together with the access and restrictions afforded to Occupant employees at the Building including access to the Tower I Lobby, as well as the stairwell doors on the 8th and 9th floors of Tower I.

(g)	Janitorial Services & Carpet Cleaning. Trash collection, cleaning and disinfecting bathrooms in accordance with the rest of the building

(h)

Access to Dining & Catering Services- Occupant will have access to the on-site cafeteria. Occupant may utilize the catering services offered by the on-site cafeteria, but will not receive a discount on such services.

(i)	Coffee Service- Owner will supply coffee brewers/machines, condiments, and cups on each floor of the Premises.

(j)	Parking- Employees of Occupant may park in any of the lots of the Property.

7. Alterations and Improvements. OCCUPANT shall not make any additions, alterations, or improvements to the Premises without obtaining the prior written consent of Owner, which may be withheld in OWNER’s sole and absolute discretion, and may be conditioned upon OCCUPANT removing any such additions, alterations or improvements at the expiration or earlier termination of the Term and restoring the Premises to the same condition as the date OCCUPANT took possession. Any work performed pursuant to this Section shall be done in a good and workmanlike manner by properly qualified and licensed personnel.

8. Default. Either party shall be in default under this Agreement in the event such party fails to pay when due any amount owing under this Agreement, or breaches any other agreement, covenant or obligation in this Agreement and such breach is not remedied within fifteen (15) days after notice of such non-compliance with the agreement.

9. Remedies.

(a) In the event OWNER defaults in any obligation of performance under this Agreement, OCCUPANT may, upon thirty (30) days’ written notice to OWNER, terminate this Agreement.

(b) In the event OCCUPANT defaults in any obligation under this Agreement, OWNER may, at its option, (i) terminate this Agreement and recover all damages caused by OCCUPANT’s breach; (ii) repossess the Premises; or (iii) pursue any other remedy available in law or equity.

(c) All rights and remedies are cumulative, and the exercise of any one shall not preclude the exercise of another remedy. In no event shall either party be liable to the other for any special, incidental, consequential or punitive damages arising from any breach of this Agreement. In addition to all other remedies, the non-defaulting party shall be entitled to reimbursement upon demand of all reasonable attorneys’ fees incurred by the prevailing party in connection with any default by the other party.

10. Repairs. Except for damage to or within the Project or Premises caused by OCCUPANT, its employees, agents, contractors, or invitees, OWNER shall be responsible for all other repairs to the Project and to the Premises. OWNER’s obligations under this Section do not relieve OCCUPANT of its obligations under Section 5 above, which include returning the Premises systems in the same working order as received (normal wear and tear and damage by casualty or by OWNER or its employees, agents or contractors excepted), including warehouse lighting fixtures and dock doors/equipment. OWNER and OCCUPANT agree that they will do a thorough walk through prior to occupancy and document the existing condition of the Premises (“Inspection Report”). OCCUPANT will not be responsible for any pre-existing damage as noted in the Inspection Report.

11. Vacation of Premises. Upon vacation of the Premises, Occupant agrees to return the Premises broom-clean and in substantially the same condition as received (normal wear and tear and damage by casualty or by OWNER or its employees, agents or contractors excepted), which includes any improvements or modifications performed by OCCUPANT. The condition of the Premises shall be documented as of the Commencement Date by both parties. In addition to the foregoing, Occupant shall remove all security technology installed for Occupant upon its vacation of the Premises, and shall repair any damage caused by such removal.

12. Holdover. If, after the expiration of the initial Term, OCCUPANT remains in possession of the Premises without OWNER’s permission, OCCUPANT’s Rent shall be increased to three hundred percent (300%) of the monthly installments of Rent set forth in Section 3 above.

13. Compliance.

(a) OCCUPANT agrees to use the Premises in a manner which shall be in compliance with all applicable laws, rules and regulations, orders and ordinances which relate specifically to, or are imposed by reason of its use of the Premises, and further agrees not to suffer or permit the Premises to be used for any unlawful purpose, and to protect Owner and save it and the Premises harmless from any and all fines and penalties that may result from or be due to any infractions of or noncompliance with the said laws, rules, regulations, orders and ordinances. As of the commencement of the Term, OCCUPANT shall be responsible for compliance with all applicable laws, rules and regulations, orders and ordinances which relate to the Premises and the common areas and all ingress and egress associated with the Premises, including, but not limited to, laws requiring the removal of asbestos or other hazardous materials and the Americans With Disabilities Act (ADA) 1991.

(b) OCCUPANT shall comply with the Rules and Regulations attached as Exhibit “B” to this Agreement. The Rules and Regulations may be modified from time to time by OWNER, effective as of the date delivered to OCCUPANT or posted on the Premises.

14. Governing Laws, Assignment. This Agreement shall be construed under and enforceable in accordance with the laws of the State of Tennessee. This Agreement may not be assigned by OCCUPANT without the prior written consent of OWNER. This Agreement shall be binding upon and shall inure to the benefit of OCCUPANT and OWNER, and their respective successors and permitted assigns, if any.

15. Attorneys’ Fees. In the event of any litigation between the parties arising out of this Agreement the prevailing party shall be entitled to recover its reasonable costs of litigation and attorneys’ fees from the non-prevailing party.

16. Quiet Possession. OWNER covenants and agrees with OCCUPANT that upon OCCUPANT’s paying Rent and complying with all other terms of this Agreement, OCCUPANT may peaceably and quietly have, hold, occupy and enjoy the Premises, subject to the provisions of this Agreement.

17. Notices. All notices or communications required or permitted under this Agreement shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid or by receipted overnight delivery service. Notices to the parties shall be sent to the addresses specified at the end of this Agreement. Either party may change its notice address at any time upon written notice to the other party.

18. Modifications. All amendments or modifications to this Agreement shall be in writing and signed by both parties.

19. Special Conditions. The following special conditions shall apply, and where in conflict with earlier provisions in this Agreement shall control:

(a)

Amendment of EDGE Lease. The parties acknowledge that the Building, of which the Premises is a part, is subject to that certain Real Property Lease Agreement (the “EDGE Lease”) dated December 31, 2015, made between THE ECONOMIC DEVELOPMENT GROWTH ENGINE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF MEMPHIS AND COUNTY OF SHELBY, TENNESSEE (“EDGE”) and Owner. As such, the parties acknowledge and agree further that the signing of this Agreement may necessitate an amendment of the EDGE Lease to redefine the basis of the PILOT due during the term of the EDGE Lease. Occupant will cooperate with Owner to amend the EDGE Lease at any time on and after the Effective Date for said purpose, and in any future amendment to the EDGE Lease. Occupant shall pay all costs and expenses of Owner, including, but not limited to, a reasonable attorney’s fee associated with any such amendment(s).

(b)

PILOT Benefits. It is understood and agreed that the tax benefits granted by the EDGE Lease shall be solely for the benefit of Owner. Owner may charge Occupant the entire amount of any increase in PILOT payments owing under the EDGE Lease occasioned by this Agreement and/or Occupant’s presence in the Building.

[Signature Page to Follow]

IN WITNESS WHEREOF, OCCUPANT and OWNER have executed this Temporary Occupancy Agreement to be effective as of the date first set forth above.

OCCUPANT:

Sylvamo North America, LLC

By:	/s/ Patrick Wilczynski
Name: Patrick Wilczynski
Title: SVP, Operational Excellence

OWNER:

International Paper Company

By:	/s/ Neely Mallory
Name: Neely Mallory
Title: Director, Global Real Estate Services

International Paper Company
Attn: Corporate Real Estate Department
6400 Poplar Avenue,
Memphis, Tennessee 38197

with required copy to:
International Paper Company
Attn: Senior Counsel- Real Estate 1740 International Drive, Tower IV 9-038
Memphis, Tennessee 38197

EXHIBIT “A”

FLOOR PLAN

Exhibit “B”

Rules and Regulations